Exhibit 10.4

Dear Greg,

Thank you for your past service to Hill-Rom Holdings, Inc. (“Company”). We appreciate your desire to collaborate with the Company in your planning for separation as an employee of the Company effective December 31, 2010 and also appreciate your willingness to assist the Company in an orderly transition to its next Chief Financial Officer (“CFO”).

The purpose of this Letter Agreement (“Agreement”) is to make sure that your talents are available and maximized for the Company’s and new CFO’s benefit during the Transition Period (defined below), and ensure that your willingness and flexibility as to your transition provides you appropriate compensation and benefits for your continuing contributions to the success of the Company through your separation date.

Accordingly, this Agreement memorializes the terms of your employment through your separation of employment and thereafter a contemplated consulting relationship with the Company. This Agreement amends the Amended Employment Agreement between you and the Company dated March 31, 2008 (“Employment Agreement”), and any capitalized terms used, but not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Employment Agreement. The terms of the Employment Agreement in effect immediately prior to the date of this Agreement will continue in effect, except as otherwise explicitly set forth in this Agreement.

1.           Transition Date.

(a)               Your “Transition Date” will be the date a new CFO commences employment with the Company or, if earlier, December 31, 2010.

(b)               After your Transition Date, you shall cease serving as the CFO and as an Officer of the Company, and, until the end of the Transition Period (defined below), if any, you shall thereafter remain employed by the Company as Senior Vice President, Advisor to the CEO.

2.           Transition Period.

(a)               If the Transition Date occurs before December 31, 2010, then during the period commencing on the day immediately following the Transition Date and ending on December 31, 2010 (“Transition Period”), you will continue to be employed by the Company subject to the terms of the Employment Agreement as modified by this Agreement. You will report solely to the Company’s CFO and all work and tasks to be started and completed by you in this position will be authorized by the then existing CFO.

(b)               During the Transition Period and for the services rendered as an employee of the Company as described in Section 2(a) above, you will receive an annualized base salary as defined in the Employment Agreement.  You will be eligible for a bonus under the Company’s Short Term Incentive Compensation (“STIC”) Plan for the Company’s 2010 fiscal year  which will be paid at the normal time for bonus payments. This bonus will be based on overall corporate performance and the Company’s Compensation and Management Development Committee’s discretion as to your personal performance modifier and will be subject to all of the terms of the STIC Plan for the Company’s 2010 fiscal year.

1069 State Route 46 East	•	Batesville, IN 47006-9167	•	800.445.3730	•	www.hill-rom.com

3.           Separation of Employment.

(a)           It is anticipated that you will incur a “separation from service” (under Treasury Regulation Section 1.409A-1(h)) on December 31, 2010. As of December 31, 2010, you agree that you will automatically, without further action, cease serving as an employee or officer of the Company or any of its subsidiaries, and you will be entitled to any Severance Payments under Paragraph 16 and 17 of your Employment Agreement, as well a pro-rata payment in lieu of STIC for the Company’s 2011 fiscal year).  It is agreed that the payments provided for under Paragraphs 16 and 17 of your Employment Agreement satisfy the exception for Code Section 409A for separation pay due to involuntary termination within the meaning of Sec. 1.409A(b)(9)(iii) of the Treasury Regulations, and that notwithstanding Paragraphs 16 and 17, such amounts shall be payable upon the date of your separation from service (December 31, 2010).  The payments described in the preceding sentence are contingent upon you, on December 31, 2010, executing a Separation and Release Agreement substantially similar to the sample Separation and Release Agreement attached hereto as Exhibit A.

(b)           It is anticipated that you will execute a Consulting Agreement, as described in Section 4 below, on December 31, 2010.

(c)           Each amount to be paid or provided to you pursuant to this Agreement, your Employment Agreement, or the Consulting Agreement described in Section 4 below shall be construed as a separate payment for purposes of Code Section 409A.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement, your Employment Agreement, or the Consulting Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year, and any right to reimbursement (and in-kind benefits provided to you) under your Employment Agreement, or the Consulting Agreement shall not be subject to liquidation or exchange for another benefit.

4.           Consulting Period.  Subject to the terms and conditions contained in this Agreement and the Consulting Agreement, starting on January 1, 2011 and ending December 30, 2011 or such earlier date on which you obtain employment with another entity (“Consulting Period”), if you are continuously employed with the Company through the end of the Transition Period (i.e., the Company does not terminate your employment prior to that date for Cause (as defined in your Employment Agreement) and you do not terminate your employment with that Company with or without Good Reason (as defined in your Employment Agreement)), then the Company agrees to enter into a consulting agreement substantially identical to the Consulting Agreement attached hereto as Exhibit B (“Consulting Agreement”).

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1069 State Route 46 East	•	Batesville, IN 47006-9167	•	800.445.3730	•	www.hill-rom.com

5.           Miscellaneous.

(a)               While you are employed during the Transition Period, all obligations of the Company and all of your obligations under the Employment Agreement which are not specifically revised by this Agreement shall continue to be obligations of both Parties.

(b)               You represent and acknowledge that in signing this Agreement you do not rely, and have not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

(c)               You acknowledge that you have been offered a reasonable amount of time within which to consider and review this Agreement; that you have carefully read and fully understand all of the provisions of this Agreement; and that you have entered into this Agreement knowingly and voluntarily.

(d)               All payments to be made under this Agreement and the Employment Agreement are subject to applicable federal, state and any other tax withholding requirements.

Very truly yours,

Hill-Rom Holding, Inc

	By:	/s/ John Greisch
John Greisch
President and Chief Executive Officer

Accepted and Agreed to this 1st day of November, 2010.

/s/ Greg Miller
Greg Miller

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1069 State Route 46 East	•	Batesville, IN 47006-9167	•	800.445.3730	•	www.hill-rom.com

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT ("Agreement") dated and effective this 31st day of December, 2010 is entered into by and between Greg Miller ("Employee") and Hill-Rom Holdings, Inc. (together with its subsidiaries and affiliates, the "Company").  To wit, the Parties agree as follows:

1.
Employee's active employment by the Company shall terminate effective December 31, 2010 (Employee's "Effective Termination Date").  Except as specifically provided by this Agreement, or in any other non-employment agreement that may exist between the Company and Employee, Employee agrees that the Company shall have no other obligations or liabilities to him following his Effective Termination Date and that his receipt of the Severance Benefits provided herein shall constitute a complete settlement, satisfaction and waiver of any and all claims he may have against the Company.

2.
Employee further submits, and the Company hereby accepts, his resignation as an officer and director, as of his Effective Termination Date for any position he may hold with the Company or any parent, subsidiary or affiliated entity thereof.  Employee agrees to execute any documents needed to effectuate such resignation.  Employee further agrees to take whatever reasonable steps are necessary to facilitate and ensure the smooth transition of his duties and responsibilities to others.

3.
Employee acknowledges that he has been advised of the American Jobs Creation Act of 2004, which added Section 409A ("Section 409A") to the Internal Revenue Code, and significantly changed the taxation of nonqualified deferred compensation plans and arrangements.  Under proposed and final regulations as of the date of this Agreement, Employee has been advised that his severance pay may be treated by the Internal Revenue Service as providing "nonqualified deferred compensation," and therefore subject to Section 409A.  In that event, several provisions in Section 409A may affect Employee's receipt of severance compensation.  These include, but are not limited to, a provision which requires that distributions to "specified employees" of public companies on account of separation from service may not be made earlier than six (6) months after the effective date of such separation.  If applicable, failure to comply with Section 409A can lead to immediate taxation of deferrals, with interest calculated at a penalty rate and a 20% penalty.  As a result of the requirements imposed by the American Jobs Creation Act of 2004, Employee agrees if he is a "specified employee" at the time of his termination of employment and if severance payments are covered as "non-qualified deferred compensation" or otherwise not exempt, the severance pay benefits shall not be paid until a date at least six (6) months after Employee's Effective Termination Date from Company.

4.	In consideration of the promises contained in this Agreement and contingent upon Employee's compliance with such promises, the Company agrees to provide Employee the following:

(a)
The Company shall pay Employee any earned but unused vacation as of the Effective Termination Date, less applicable deductions permitted or required by law, in one lump sum on Employee’s Effective Termination Date;

(b)	As of Employee’s Effective Termination Date, the following benefits (“Severance Benefits”):

(i)
Severance pay, in lieu of, and not in addition to any other contractual, notice or statutory pay obligations (other than accrued wages and deferred compensation) in the amount of Four Hundred Thousand Dollars and Zero Cents ($400,000.00), less applicable deductions or other set offs (“Severance Pay”).  Because such amount is  intended to be exempt from Section 409A pursuant to Treasury Regulations Sections 1.409A-1(b)(4) and (9), this amount shall be payable in a single lump sum on Employee’s Effective Termination Date

(ii)
An additional one-time lump sum payment equivalent to Twenty-Five Percent (25%) of what Employee would have received under the Company’s FY 2011 Short Term Incentive Compensation (“STIC”) Plan, had he remained employed and been eligible for Incentive Compensation under the STIC Plan with a financial performance multiplier at One Hundred Percent (100%) and an individual performance multiplier at One Hundred Percent (100%).  The lump sum payment described in this Paragraph 4(b)(ii) shall be payable on the same date the severance pay under Paragraph 4(b)(i) is provided to Employee, and shall be reduced by any applicable deductions or other setoffs.  Employee specifically acknowledges that he is not eligible for any payment under the terms of the STIC Plan for Fiscal Year 2011.

(iii)
Employee will not be eligible to participate in the Company's health insurance program.  Continuation of coverage requirements under COBRA (if any) will be triggered as of December 31, 2010.  However, as additional consideration for the promises and obligations contained herein (and except as may be prohibited by law), the Company agrees to continue to pay the employer's share of such coverage as provided under the health care program selected by Employee as of  December 31, 2010, subject to any approved changes in coverage based on a qualified election, until the one (1) year anniversary following Employee’s Effective Termination Date, , Employee accepts other employment or Employee becomes eligible for alternative healthcare coverage, whichever comes first, provided Employee (x) timely completes the applicable election of coverage forms and (y) continues to pay the employee portion of the applicable premium(s). Thereafter, if applicable, coverage will be made available to Employee at his sole expense (i.e., Employee will be responsible for the full COBRA premium) for the remaining months of the COBRA coverage period made available pursuant to applicable law. The medical insurance provided herein does not include any disability coverage; and;

(iv)	Group Life Insurance coverage until the one (1) year anniversary following Employee’s Effective Termination Date.

5.
The Parties agree that Thirty Thousand Dollars ($30,000.00) of the foregoing Severance Pay described in Paragraph 4 shall be allocated as consideration provided to Employee in exchange for his execution of a release in compliance with the Older Workers Benefit Protection Act.  The balance of the severance benefits and other obligations undertaken by the Company pursuant to this Agreement shall be allocated as consideration for all other promises and obligations undertaken by Employee, including execution of a general release of claims.

6.	The Company further agrees to provide Employee with limited out-placement counseling with a company of its choice for one year from the Effective Termination Date.

7.
Should Employee become employed during the twelve (12) month period following Employee’s Effective Termination Date, Employee agrees to so notify the Company in writing within five (5) business days of Employee's acceptance of such employment, providing the name of such employer (or entity to whom Employee may be providing consulting services other than the Company), his intended duties as well as the anticipated start date.  Such information is required to ensure Employee's compliance with his non-compete obligations as well as all other applicable restrictive covenants.

8.
Employee understands and acknowledges that neither the Company, nor any of its employees, attorneys, or other representatives has provided him with any legal or financial advice concerning taxes or any other matter, and that he has not relied on any such advice in deciding whether to enter into this Agreement.  To the extent applicable, Employee understands and agrees that he shall have the responsibility for, and he agrees to pay, any and all appropriate income tax or other tax obligations for which he is individually responsible and/or related to receipt of any benefits provided in this Agreement not subject to federal withholding obligations.

9.
In exchange for the foregoing Severance Benefits, GREG MILLER on behalf of himself, his heirs, representatives, agents and assigns hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) Hill-Rom Holdings, Inc., (ii) its subsidiary or affiliated entities, (iii) all of their present or former directors, officers, employees, shareholders, and agents, as well as (iv) all predecessors, successors and assigns thereof from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Employee now has or may have had through the effective date of this Agreement.

10.
Without limiting the generality of the foregoing release, it shall include:  (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties' employment relationship, including any claims Employee may have under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. Sections 1981 and 2000(e) et. seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sections 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Sections 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. Sections 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, et seq.; the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. Section 1514A, et seq.; and any other federal, state or local law governing the Parties' employment relationship; (ii) any claims on account of, arising out of or in any way connected with Employee's employment with the Company or leaving of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer's right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge, (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship or (g) negligent or intentional infliction of emotional distress.

11.
Employee further agrees and covenants not to sue the Company or any entity or individual subject to the foregoing general release with respect to any claims, demands, liabilities or obligations released by this Agreement provided, however, that nothing contained in this Agreement shall:

(a)	prevent Employee from filing an administrative charge with the Equal Employment Opportunity Commission or any other federal state or local agency; or

(b)
prevent employee from challenging, under the Older Worker's Benefit Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of his release of any age claims in this Agreement in court or before the Equal Employment Opportunity Commission.

12.
Notwithstanding his right to file an administrative charge with the EEOC or any other federal, state, or local agency, Employee agrees that with his release of claims in this Agreement, he has waived any right he may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by him in this Agreement.  For example, Employee waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Employee, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency.  Further, with his release of claims in this Agreement, Employee specifically assigns to the Company his right to any recovery arising from any such proceeding.

13.
The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. Section 626) and any similar law governing release of claims.  Accordingly, Employee hereby acknowledges that:

(a)	He has carefully read and fully understands all of the provisions of this Agreement and that he has entered into this Agreement knowingly and voluntarily;

(b)	The Severance Benefits offered in exchange for Employee's release of claims exceed in kind and scope that to which he would have otherwise been legally entitled absent the execution of this Agreement;

(c)	Prior to signing this Agreement, Employee had been advised, and is being advised by this Agreement, to consult with an attorney of his choice concerning its terms and conditions; and

(d)	He has been offered at least twenty-one (21) days within which to review and consider this Agreement.

14.	The Parties agree that this Agreement shall become effective and enforceable immediately upon execution of the Agreement by both parties. .

15.
The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Employee's rights or claims that may arise after he signs this Agreement.  It is further understood by the Parties that nothing in this Agreement shall affect any rights Employee may have under any Company sponsored Deferred Compensation Program, Executive Life Insurance Bonus Plan, Stock Grant Award, Stock Option Grant, Restricted Stock Unit Award, Performance Stock Award, Pension Plan and/or Savings Plan (i.e., 401(k) plan) currently provided by the Company as of the Effective Termination Date, such items to be governed exclusively by the terms of the applicable agreements or plan documents.

16.
Similarly, notwithstanding any provision contained herein to the contrary, this Agreement shall not constitute a waiver or release or otherwise affect Employee's rights with respect to any vested benefits, any rights he has to benefits which can not be waived by law, any coverage provided under any Directors and Officers ("D&O") policy, any rights Employee may have under any indemnification agreement he has with the Company prior to the date hereof, any rights he has as a shareholder, or any claim for breach of this Agreement, including, but not limited to the benefits promised by the terms of this Agreement.  Employee shall be entitled to an award of all costs and attorneys' fees incurred by Employee in any successful effort by Employee to enforce the terms of this Agreement.

17.
Except as provided herein, Employee acknowledges that he will not be eligible to receive or vest in any additional stock options, stock awards or restricted stock units ("RSUs") from and after his Effective Termination Date.  Failure to exercise any vested options within sixty (60) days of his Effective Termination Date will result in their forfeiture.  Employee acknowledges that any stock options, stock awards or RSUs held for less than the required period shall be deemed forfeited as of the effective date of this Agreement.  All terms and conditions of such stock options, stock awards or RSUs shall not be affected by this Agreement, shall remain in full force and effect, and shall govern the Parties' rights with respect to such equity based awards, except to the extent otherwise inconsistent with this Paragraph 17..

18.
Employee acknowledges that his termination and the Severance Benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program and waives any claim to the contrary.

19.
Employee hereby affirms and acknowledges his continued obligations to comply with the post-termination covenants contained in his Amended Employment Agreement, including but not limited to, the non-compete, trade secret and confidentiality provisions.  Employee acknowledges that a copy of the Amended Employment Agreement has been provided to him and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference.  Employee acknowledges that the restrictions contained therein are valid and reasonable in every respect and are necessary to protect the Company's legitimate business interests.  Employee hereby affirmatively waives any claim or defense to the contrary.  Employee hereby acknowledges that the definition of Competitor, as provided in his Amended Employment Agreement shall include but not be limited to those entities specifically identified in the updated Competitor List, attached hereto as Separation and Release Agreement Attachment 1.

20.
Employee acknowledges that the Company as well as its parent, subsidiary and affiliated companies ("Companies" herein) possess, and he has been granted access to, certain trade secrets as well as other confidential and proprietary information that they have acquired at great effort and expense.  Such information includes, without limitation, confidential information regarding products and services, marketing strategies, business plans, operations, costs, current or, prospective customer information (including customer contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, regulatory compliance issues, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies' business (collectively referred to herein as "Confidential Information").

21.
Employee agrees that all such Confidential Information is and shall remain the sole and exclusive property of the Company.  Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, Employee agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and agrees not to make use of any such Confidential Information for Employee's own purposes or for the benefit of any other entity or person, provided however that Employee may use any personal contact information contained in the Address Book of his Company-issued Blackberry (“Blackberry”) solely for his own purposes if such use does not otherwise violate the non-compete and non-solicitation provisions of his Employment Agreement.  The Parties acknowledge that Confidential Information shall not include any information that is otherwise made public through no fault of Employee or other wrong doing.

22.
On or before Employee's Effective Termination Date or per the Company's request, Employee agrees to return the original and all copies of all things in his possession or control relating to the Company or its business, including but not limited to any and all contracts, reports, memoranda, correspondence, manuals, forms, records, designs, budgets, contact information or lists (including customer, vendor or supplier lists), ledger sheets or other financial information, drawings, plans (including, but not limited to, business, marketing and strategic plans), personnel or other business files, computer hardware, software, or access codes, door and file keys, identification, credit cards, pager, phone, and any and all other physical, intellectual, or personal property of any nature that he received, prepared, helped prepare, or directed preparation of in connection with his employment with the Company.  Nothing contained herein shall be construed to require the return of any non-confidential and de minimis items regarding Employee's pay, benefits or other rights of employment such as pay stubs, W-2 forms, 401(k) plan summaries, benefit statements, etc.   Notwithstanding anything to the contrary above, Employee may retain his Company-issued laptop computer and Blackberry and request that the Company’s third party wireless service provider transfer the telephone number currently assigned to the Blackberry to Employee’s personal account.  The Company shall delete all data stored on such laptop and Blackberry on or after Employee’s Effective Termination Date.  Prior to such data deletion, Employee may save a personal copy of any personal contacts contained on the Blackberry, which he may retain in his possession following his Effective Termination Date.  Company shall deactivate Company-provided wireless services to the Blackberry on or after Employee’s Effective Termination Date.

23.
Employee hereby consents and authorizes the Company to deduct as an offset from the above-referenced severance payments the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Employee's behalf (e.g., payment of any outstanding JPMorgan Chase Corporate MasterCard bill).

24.
Employee agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Employee's knowledge or former area of responsibility.  Employee agrees to immediately notify the Company, through the Office of the Chief Legal Officer, in the event he is contacted by any outside attorney (including paralegals or other affiliated parties) concerning or relating in any way to any matter falling within Employee's knowledge or former area of responsibility unless (i) the Company is represented by the attorney, (ii) Employee is represented by the attorney for the purpose of protecting his personal interests or (iii) the Company has been advised of and has approved such contact.  Employee agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony.  The Company agrees to reimburse Employee for all reasonable out of pocket expenses incurred at the request of the Company associated with such assistance and testimony.

25.
Employee agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company, (b) its employees, officers, directors or trustees or (c) the services and/or products provided by the Company and its subsidiaries or affiliate entities.  Similarly, in response to any written inquiry from any prospective employer or in connection with a written inquiry in connection with any future business relationship involving Employee, the Company agrees not to provide any information that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of Employee.  The Parties acknowledge, however, that nothing contained herein shall be construed to prevent or prohibit the Company or the Employee from providing truthful information in response to any court order, discovery request, subpoena or other lawful request.

26.
In the event that Employee breaches or threatens to breach any provision of this Agreement, he agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief.  Employee hereby waives any claim that the Company has an adequate remedy at law. In addition, and to the extent not prohibited by law, Employee agrees that the Company shall be entitled to an award of all costs and attorneys' fees incurred by the Company in any successful effort to enforce the terms of this Agreement.  Employee agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company's ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.  Moreover, if Employee pursues any claims against the Company subject to the foregoing general release, or breaches the above confidentiality provision, Employee agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.

27.
Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Employee shall be entitled to seek any and all equitable or other available relief provided by law, specifically including immediate and permanent injunctive relief.  In the event Employee is required to file suit to enforce the terms of this Agreement, the Company agrees that Employee shall be entitled to an award of all costs and attorneys' fees incurred by him in any successful effort (i.e., entry of a judgment in his favor) to enforce the terms of this Agreement.

28.
Both Parties acknowledge that this Agreement is entered into solely for the purpose of terminating Employee's employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company or Employee, both Parties having expressly denied any such liability or wrongdoing.

29.	Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

30.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

31.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana without regard to any applicable state's choice of law provisions.

32.
Employee represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company's employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

33.
This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in Employee's Amended Employment Agreement, or any obligation contained in any other legally-binding document, any Consulting Agreement between the parties entered into on December 31, 2010 and any Limited Recapture Agreement between the parties), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY.  THIS SEPARATION AND RELEASE
AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

GREG MILLER		HILL-ROM HOLDINGS, INC.

Signed:	SAMPLE - DO NOT SIGN	By:
Printed:		Title:
Dated:		Dated:

SEPARATION AND RELEASE AGREEMENT ATTACHMENT 1

ILLUSTRATIVE COMPETITOR LIST

The following is an illustrative, non-exhaustive list of Competitors with whom Employee may not, during his relevant non-compete period, directly or indirectly engage in any of the competitive activities proscribed by the terms of his Employment Agreement.

• Amico Corporation	• Anodyne Medical Device, Inc.

• APEX Medical Corp.	• Apria Healthcare Inc.

• Aramark Corporation	• Ascom (Ascom US, Inc.)

• Barton Medical Corporation	• B.G. Industries, Inc.

• CareMed Supply, Inc.	• Comfortex, Inc.

• Corona Medical SAS	• Custom Medical Solutions

• Dukane Communication Systems, a division of Edwards Systems Technology, Inc.	• Encompass Group, LLC

• Fitzsimmons Home Medical Equipment, Inc.	• Freedom Medical, Inc.

• Gaymar Holding Company, LLC (Gaymar Industries, Inc.)	• GF Health Products, Inc. (Graham Field)

• Getinge Group (Arjo; Getinge; Maquet; Pegasus; Huntleigh Technology Plc (Huntleigh Healthcare, LLC))	• Handicare AS (Romedic, Inc.)

• Human Care HC AB	• Horcher GmbH

• Industrie Guido Malvestio S.P.A.	• Intego Systems, Inc. (formerly known as Wescom Products, Inc.)

• Invacare Corporation	• Joerns Healthcare, Inc.

• Joh. Stiegelmeyer & Co., GmbH (Stiegelmeyer)	• Kinetic Concepts, Inc. (KCI)

• Linak Group	• Linet (Linet France, Linet Far East)

• MedaSTAT, LLC	• Medical Specialties Distributors, LLC

• Medline Industries, Inc.	• Merivaara Corporation

• MIZUOSI	• Modular Service Company

• Molift	• Nemschoff Chairs, Inc.

• Paramount Bed Company, Ltd.	• Nurture by Steelcase, Inc.

• Pardo	• Pegasus Airwave, Inc.

• Premise Corporation	• Prism Medical Ltd (Waverly Glen)

• Radianse, Inc.	• Rauland-Borg Corporation

• Recovercare, LLC (Stenbar, T.H.E. Medical)	• Sentech Medical Systems, Inc.

• SimplexGrinnell, LP	• SIZEwise Rentals, LLC

• Span America Medical Systems, Inc.	• Statcom (Jackson Healthcare Solutions)

• Stryker Corporation	• Sunrise Medical (Ted Hoyer and Company)

• Tempur-Pedic Medical, Inc.	• Tele-Tracking Technologies, Inc.

• Universal Hospital Services, Inc.	• V. Guldmann A/S

• Voelker AG	• West-Com Nurse Call Systems, Inc.

While the above list is intended to identify the Company's primary competitors, it should not be construed as all encompassing so as to exclude other potential competitors falling within the Non-Compete definitions of "Competitor."  The Company reserves the right to amend this list at any time in its sole discretion to identify other or additional Competitors based on changes in the products and services offered, changes in its business or industry as well as changes in the duties and responsibilities of the individual employee.  An updated list will be provided to Employee upon reasonable request.  Employees are encouraged to consult with the Company prior to accepting any position with any potential competitor.

EXHIBIT B

CONSULTING AGREEMENT

THIS AGREEMENT is made as of January 1, 2011(“Effective Date”) by and between Hill-Rom Holdings, Inc. (“Company”) and Greg Miller in his individual capacity (“Consultant”).

WITNESSETH

WHEREAS, the Company and its affiliates are engaged in the healthcare industry throughout the United States and abroad including, but not limited to, the design, manufacture, sale, service and rental of hospital beds and stretchers, hospital furniture, medical-related architectural products, specialty sleep surfaces (including therapeutic surfaces), air clearing devices, biomedical and asset management services as well as other medical-related accessories, devices and products;

WHEREAS, Consultant separated from the Company on December 31, 2010, at which time the parties contemplated that Consultant would make himself available from time to time following his separation to perform certain consulting services until December 31, 2011 or the date on which Consultant obtains employment with another entity; and

WHEREAS, the Company and Consultant (collectively referred to herein as the “Parties” or individually as a “Party”) acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of their engagement as well as to protect the Company’s confidential information, goodwill and other legitimate business concerns.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and in further consideration of each act done pursuant to this Agreement by either of the Parties hereto, the Parties agree as follows:

1.             Independent Contractor. Effective the Effective Date, the Company hereby engages Consultant, and Consultant accepts such engagement, as an independent contractor to provide the consulting services described herein based upon the terms and conditions set forth in this Agreement. It is mutually understood and agreed that Consultant shall not be considered an employee, agent or partner of the Company and neither Party shall have any authority to bind the other in any respect. Consultant shall not engage in any conduct or communication which would create any appearance that he was able to bind the Company in any regard.

2.             Duties of Consultant. Upon request of the Company and on a mutually agreeable basis, Consultant agrees to perform such services as may be mutually agreed from time to time by the Consultant and the Company’s Chief Financial Officer. Consultant shall report to the Company’s Chief Financial Officer. Except as specifically otherwise provided in this Agreement, Consultant shall not be prohibited from providing consulting or other services (other than in employment) to any third party.

3.             Performance of Duties. Consultant agrees to perform such Consulting Services in an ethical and professional manner. Consultant agrees to comply with and be bound by all laws, rules and regulations that are applicable to the performance of said services, including all requirements regarding Equal Employment Opportunity, the provisions of Executive Orders 11246 and 13201 (as may be applicable) as well as all related rules and regulations. Consultant shall comply with the policies of the Company to the extent applicable to its independent service-providers, including, without limitation, applicable policies regarding the confidentiality, privacy and ownership of Company information. At no time during the term of this Agreement will Consultant provide any consulting services or similar services to any individual or entity which competes with the Company or any Affiliate (defined below).

4.             Consultant’s Agents and Employees. This is a personal service agreement. Consultant shall not use agents, employees or subcontractors to perform the services under this Agreement or otherwise delegate to any person or entity such services, without the written consent of the Company. Consultant shall be liable hereunder for the acts and/or omissions of any agent or employee of Consultant and shall cause all such individuals involved in providing services to the Company hereunder to execute all documents and to do all things necessary to hold in strictest confidence all trade secrets and Confidential Information, consistent with and disclosed pursuant to the terms of this Agreement and to otherwise fully comply with the terms and conditions of this Agreement. Additionally, Consultant acknowledges that he is solely responsible for compliance with all applicable laws governing his relationship with his agents, employees and subcontractors, specifically including federal, state and local law concerning wages, hours, terms and conditions of employment, unemployment compensation, workers compensation, social security and other payroll withholdings and employment taxes.

5.             Conflict of Interest. Consultant represents and warrants that he is unaware of any agreement which would in any way prohibit or interfere with the performance of any services by Consultant contemplated hereunder. Moreover, Consultant hereby warrants that this Agreement does not present any conflict of interest or otherwise interfere with any pre-existing obligations he may otherwise have. Consultant agrees that if any conflict of interest should arise during the term of this Agreement, Consultant shall promptly notify the Company of such conflict and the Company may, at its option, cancel this Agreement no earlier than five (5) business days following of receipt of such notice (“Cure Period”) if Consultant fails to cure such conflict to the Company’s satisfaction before the expiration of the Cure Period. Consultant agrees to indemnify the Company Indemnified Parties (as defined in Section 11 below) from and against any legal action brought against it by a third party based on any alleged breach by Consultant of any such agreement, conflict of interest or other obligation.

6.             Compensation and Hours. During the term of this Agreement, Consultant will be paid an annualized rate of $400,000 (“Consulting Fee”). Except as provided below, the Consulting Fee will be paid on a monthly basis.  If during the term of this Agreement, the Agreement is terminated by the Company without Consultant’s breach, or Consultant terminates this Agreement because of the Company’s breach after providing the Company notice of such breach with reasonable disclosure of the circumstances of such breach and a reasonable opportunity to cure such breach if cure is possible, Consultant shall receive any remaining balance of the Consulting Fee as and when it otherwise is payable for the remainder of the term. If Consultant dies at any time during the term of this Agreement, all amounts unpaid and due Consultant (including unpaid Consulting Fees through the last day of the term) shall be paid to Consultant’s estate.

The Company and Consultant agree that, during the term of this Agreement (as provided at Section 10 below), Consultant shall not perform services under this Agreement for the Company (or any other entity that would be considered a “service recipient” along with the Company under Treasury Regulation Section 1.409A-1(g)) in excess of 20% of the average time Consultant expended to perform services for the Company (and any other such service recipient) during the 36 months preceding the Effective Date. Consultant shall be solely responsible for monitoring his hours worked to remain at or below the aforementioned 20% threshold.

7.             Expenses. Consultant shall be reimbursed for any reasonable and ordinary actual and out of pocket travel or other business expenses, including lodging and use of rental cars, undertaken at the specific request of and for the sole benefit of the Company. To be eligible for such reimbursement, Consultant shall comply with the Company’s travel and other business expense reimbursement policies applicable to its senior executives in arranging and paying for all travel related and other such business expenses associated with the services to be performed hereunder and shall be required to complete an appropriate expense form, which shall be accompanied by copies of appropriate receipts or other documentation evidencing the amount of and purpose for such expenses. All such business expenses, other than travel expenses, shall be borne by Consultant unless specifically pre-approved in writing by the Company. Any mileage expenses shall be reimbursed at the applicable rate published by the Internal Revenue Service.  Notwithstanding anything to the contrary in this Paragraph 7, in the event Consultant is required to file suit to enforce the terms of this Agreement, the Company agrees that Consultant shall be entitled to an award of all costs and attorneys' fees incurred by him in any successful effort (i.e., entry of a judgment in his favor) to enforce the terms of this Agreement.

8.             Taxes. The Company shall issue after the end of each calendar year a Form 1099 reporting all payments made to Consultant under the terms of this Agreement. Consultant shall be solely responsible for all Federal, State and local taxes applicable to the amounts paid by the Company under this Agreement. Consultant will be solely responsible for any wages to be paid to his employees and related expenses, including applicable taxes due on any monies paid to Consultant’s employees. Prior to signing this Agreement, Consultant had been advised, and is being advised by this Agreement, to consult with an attorney or tax advisor of Consultant’s choice concerning its terms and conditions.

9.             Code Section 409A. The terms of the Agreement shall be construed and shall be paid in such manner as necessary to fall within the applicable exemptions to Code Section 409A, as provided under Treasury Regulations Sections 1.409A-1, et. seq, or to the extent applicable, to comply with Code Section 409A and the Treasury Regulations issued under Treasury Regulation Section 1.409A-1, et. seq. To the extent a provision of the Agreement is contrary to or fails to address the minimum requirements of Section 409A of the Code and applicable guidance issued thereunder, the Company may, in its sole discretion, take such steps as it deems reasonable to provide the coverage or benefits provided under the Agreement so as to comply with Section 409A of the Code and the guidance issued thereunder; provided, however, that, any and all personal tax liability and penalties resulting from non-compliance with Section 409A of the Code shall remain the sole responsibility of the Consultant.

10.             Term of Agreement. Except as otherwise provided herein, this Agreement shall be in full force and effect from the Effective Date until December 31, 2011 or the date on which Consultant obtains employment with another entity, at which time this Agreement will be deemed to have expired and terminated without further notice or obligation to Consultant, unless extended in no less than six (6) month increments pursuant to a written agreement signed by both Parties.

11.             Indemnification. Consultant agrees to indemnify, defend and hold harmless the Company, its affiliates and each of their respective directors, officers, employees, representatives and agents (“Company Indemnified Parties”) from and against any and all claims, damages, losses, liability, expenses and costs (including attorneys’ fees) that may be incurred by or asserted against any of the Company Indemnified Parties on account of or arising out of any act or omission by Consultant, including its agents, employees and assigns in conjunction with the performance of services hereunder. The Company shall, to the maximum extent permitted under applicable law, indemnify Consultant for, and hold him harmless against, all acts and omissions of Consultant hereunder taken or not taken in the good faith reasonable belief (i) that such action or omission is in the best interests of the Company, and (ii) that the action or omission is lawful; except that this indemnification shall not apply in the case of Consultant’s gross negligence, willful misconduct or bad faith.

12.             Limitation of Liability. The Parties agree that in no event shall either of them be liable to the other for any incidental, special, indirect, or consequential damages which may arise under this Agreement, specifically including, without limitation, loss of anticipated profits or other economic loss in connection with, or raising out of, this Agreement.

     13.                  Assignment of Rights.

(a)
Copyrights. Consultant agrees that all works of authorship fixed in any tangible medium of expression by him during the term of this Agreement relating to the Company’s business (“Works”), either solely or jointly with others, shall be and remain exclusively the property of the Company. Each such Work created by Consultant is a “work made for hire” under the copyright law and the Company may file applications to register copyright in such Works as author and copyright owner thereof. If, for any reason, a Work created by Consultant is excluded from the definition of a “work made for hire” under the copyright law, then Consultant shall, and does hereby assign, sell, and convey to the Company the entire rights, title, and interests in and to such Work, including the copyright therein, to the Company. Consultant will execute any documents that the Company deems necessary in connection with the assignment of such Work and copyright therein. Consultant will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on Works created by Consultant to secure or aid in securing copyright protection in such Works and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. The Company shall have free and unlimited access at all times to all Works and all copies thereof and shall have the right to claim and take possession on demand of such Works and copies.

(b)
Inventions. All discoveries, concepts, and ideas, whether patentable or not including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective product, process, or service of the Company (“Inventions”) that Consultant conceives or makes as a result of or in connection with this Agreement, shall become and remain the exclusive property of the Company, whether patentable or not. Consultant hereby assigns to the Company all of Consultant’s rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions, and Consultant will, without royalty or any additional consideration:

1)	Inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved;

2)
Assign to the Company all of Consultant’s rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions;

3)	Assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign Letters Patent for such Inventions as the Company may elect; and

4)
Execute, acknowledge, and deliver to the Company at the Company’s expense such written documents and instruments, and do such other acts, such as giving testimony in support of Consultant’s inventorship, as may be necessary in the opinion of the Company, to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire rights and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions, patent applications, and patents.

14.             Company Property. All records, files, drawings, documents, data in whatever form, equipment, and the like relating to, or provided by, the Company during the term of this Agreement shall be and remain the sole property of the Company. Upon termination of this Agreement, Consultant agrees to immediately return to the Company all such items without retention of any copies and without additional request by the Company.

15.             Limitation on Intellectual Property Rights. The Parties agree that the foregoing provision shall not be construed to include any works or inventions which are not related to the Company’s business or to the Company’s Confidential Information, which were developed entirely by Consultant through his own efforts and resources, or developed by Consultant for other third parties except as may be prohibited by the restrictive covenants contained herein.

16.             Confidential Information.  Consultant acknowledges that the Company and its affiliated entities (herein collectively referred to as “Companies”) possess certain trade secrets as well as other confidential and proprietary information which they have acquired or will acquire at great effort and expense. Such information may include, without limitation, confidential information, whether in tangible or intangible form, regarding the Companies’ products and services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer identities, contacts, requirements, creditworthiness, preferences, and like matters), product concepts, designs, prototypes or specifications, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business(es) (collectively referred to herein as “Confidential Information”). Consultant further acknowledges that, prior to and during the term of this Agreement, Consultant has had and will have access to, will become acquainted with, and/or may help develop, such Confidential Information. Confidential Information shall not include information readily available in the public so long as such information was not made available through fault of Consultant or wrong doing by any other individual.

17.             Restricted Use of Confidential Information.  Consultant agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company and/or its affiliated entities. Except as may be expressly authorized by the Company in writing, Consultant agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party during the term of this Agreement and for as long thereafter as such information remains confidential (or as limited by applicable law). Further, Consultant agrees to use such Confidential Information only in the course of Consultant’s duties in furtherance of the Company’s business and agrees not to make use of any such Confidential Information for Consultant’s own purposes or for the benefit of any other entity or person.

18.             Acknowledged Need for Limited Restrictive Covenants.  Consultant acknowledges that the Companies have spent and will continue to expend substantial amounts of time, money and effort to develop their business strategies, Confidential Information, customer identities and relationships, goodwill and employee relationships, and that Consultant will benefit from these efforts. Further, Consultant acknowledges the inevitable use of, or near-certain influence by Consultant’s knowledge of, the Confidential Information disclosed to Consultant during the course of employment if allowed to compete against the Company in an unrestricted manner and that such use would be unfair and extremely detrimental to the Company. Accordingly, based on these legitimate business reasons, Consultant acknowledges the Company’s need to protect its legitimate business interests by reasonably restricting Consultant’s ability to compete with the Company on a limited basis.

19.             Non-Solicitation.  Until the later of (x) the end of the term of this Agreement or (y) eighteen (18) months after the Effective Date, Consultant agrees not to directly or indirectly engage in the following prohibited conduct:

(a)
Solicit, offer products or services to, or accept orders for, any Competitive Products or otherwise transact any competitive business with, any customer or entity with whom Consultant had contact or transacted any business on behalf of the Company (or any Affiliate thereof) during the eighteen (18) month period preceding the termination of this Agreement or about whom Consultant possessed, or had access to, confidential and proprietary information;

(b)
Attempt to entice or otherwise cause any third party to withdraw, curtail or cease doing business with the Company (or any Affiliate thereof), specifically including customers, vendors, independent contractors and other third party entities;

(c)
Disclose to any person or entity the identities, contacts or preferences of any customers of the Company (or any Affiliate thereof), or the identity of any other persons or entities having business dealings with the Company (or any Affiliate thereof);

(d)
Induce any individual who has been employed by or had provided services to the Company (or any Affiliate thereof) within the six (6) month period immediately preceding the termination of this Agreement, to terminate such relationship with the Company (or any Affiliate thereof);

(e)
Assist, coordinate or otherwise offer employment to, accept employment inquiries from, or employ any individual who is or had been employed by the Company (or any Affiliate thereof) at any time within the six (6) month period immediately preceding such offer, or inquiry;

(f)
Otherwise attempt to directly or indirectly interfere with the Company’s business, the business of any of the Companies or their relationship with their employees, consultants, independent contractors or customers.

20.             Limited Non-Compete.  For the above-stated reasons, and as a condition of employment to the fullest extent permitted by law, Consultant agrees during the Relevant Non-Compete Period not to directly or indirectly engage in the following competitive activities:

(a)
Consultant shall not have any ownership interest in, work for, advise, consult, or have any business connection or business or employment relationship in any competitive capacity with any Competitor unless Consultant provides written notice to the Company of such relationship prior to entering into such relationship and, further, provides sufficient written assurances to the Company’s satisfaction that such relationship will not, jeopardize the Company’s legitimate interests or otherwise violate the terms of this Agreement;

(b)
Consultant shall not engage in any research, development, production, sale or distribution of any Competitive Products, specifically including any products or services relating to those for which Consultant provided any services for the eighteen (18) month period preceding the termination of this Agreement;

(c)
Consultant shall not market, sell, or otherwise offer or provide any Competitive Products to any customer of the Company with whom Consultant had contact (either directly or indirectly) or consulted with at any time during the eighteen (18) month period preceding the termination of this Agreement;

21.             Non-Compete Definitions.  For purposes of this Agreement, the Parties agree that the following terms shall apply:

(a)	“Affiliate” includes any parent, subsidiary, joint venture, or other entity controlled, owned, managed or otherwise associated with the Company;

(b)
“Competitive Products” shall include any product or service that directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company;

(c)
“Competitor” shall include any person or entity that offers or is actively planning to offer any Competitive Products and may include (but not be limited to) any entity identified on the Company’s Illustrative Competitor List, attached hereto as Consulting Agreement Attachment 1, which may be amended from time to time to reflect changes in the Company’s business and competitive environment (updated competitor lists will be provided to Consultant upon reasonable request);

(d)
“Relevant Non-Compete Period” shall mean the period commencing on the Effective Date and ending on the later of (x) the date of termination of this Agreement and (y) eighteen (18) months after the Effective Date, regardless of the reason for such termination;

(e)
“Directly or indirectly” shall be construed such that the foregoing restrictions shall apply equally to Consultant whether performed individually or as a partner, shareholder, officer, director, manager, employee, salesman, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other entity engaged in such conduct.

22.             Consent to Reasonableness.  In light of the above-referenced concerns, including Consultant’s knowledge of and access to the Companies’ Confidential Information, Consultant acknowledges that the terms of the foregoing restrictive covenants are reasonable and necessary to protect the Company’s legitimate business interests and will not unreasonably interfere with Consultant’s ability to obtain alternate employment. As such, Consultant hereby agrees that such restrictions are valid and enforceable, and affirmatively waives any argument or defense to the contrary. Consultant acknowledges that this limited non-competition provision is not an attempt to prevent Consultant from obtaining other employment in violation of IC §22-5-3-1 or any other similar statute. Consultant further acknowledges that the Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the Parties stipulate shall not be deemed an attempt to prevent Consultant from obtaining other employment.

23.             Survival of Restrictive Covenants and Other Rights and Obligations.  Consultant and the Company agree that the above restrictive covenants, as well as the Consultant’s (or his estate’s) entitlement to any unpaid amounts due under Section 6 and his indemnification rights and obligations set forth in Section 11, shall survive the termination of this Agreement for any reason. Consultant agrees that it would be difficult to measure any damages to the Company from a breach of the above-referenced restrictive covenants, but acknowledges that the potential for such damages would be great, incalculable and irremediable, and that monetary damages alone may be an inadequate remedy. Accordingly, Consultant agrees that the Company shall be entitled to seek immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction. In addition, if Consultant violates any such restrictive covenant, Consultant agrees that the period of such violation shall be added to the applicable term of the restriction. Consultant acknowledges that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. Consultant further agrees that in the event of breach by Consultant of any the obligations set forth herein, the Company shall be entitled to an award of all costs and attorneys’ fees incurred by it in any attempt to enforce the terms of this Agreement. Consultant further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief. Rather, Consultant acknowledges that such obligations are independent and separate covenants undertaken by Consultant for the benefit of the Company.

24.             Post-Termination Notification.  For the duration of Consultant’s Relevant Non-Compete Period or other restrictive covenant period, which ever is longer, Consultant agrees to promptly notify the Company no later than five (5) business days of Consultant’s acceptance of any employment or consulting engagement. Such notice shall include sufficient information to ensure Consultant’s compliance with Consultant’s non-compete obligations and must include at a minimum the following information:  (i) the name of the employer or entity for which Consultant is providing any consulting services; (ii) a description of Consultant’s intended duties; and (iii) the anticipated start date. Such information is required to ensure Consultant’s compliance with Consultant’s non-compete obligations as well as all other applicable restrictive covenants. Such notice shall be provided in writing to the Chief Legal Officer of the Company at 1069 State Road 46 E, Batesville, Indiana 47006. Failure to timely provide such notice shall be deemed a material breach of this Agreement. Consultant further consents to the Company’s notification to any new employer of Consultant’s rights and obligations under this Agreement.

25.             Scope of Restrictions.  If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Consultant hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

26.             Notices. Unless otherwise provided herein, all notices, demands, consents, waivers and other communications required or permitted under this Agreement must be in writing and will be deemed to have been properly given (a) if delivered by hand, effective upon receipt, (b) if sent by certified or registered mail, postage prepaid, return receipt requested, effective three (3) days after mailing, or (c) if sent by a nationally recognized overnight delivery service, effective upon receipt, in each case to the appropriate addresses set forth below, or to such other addresses as a Party may designate by written notice to the other Party:

To:	To Consultant:
Hill-Rom Holdings, Inc. 1069 State Road 46 East Batesville, Indiana 47006	Greg Miller To such address as directed by Consultant in writing to the Company

Attn: Chief Legal Officer

27.             Severability. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement shall be severable, and if any portion of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other portions hereof, and the remainder of this Agreement, disregarding such invalid portion, shall continue in full force and effect as though such void provision had not been contained herein.

28.             Force Majeure. Neither Party shall be liable for damages which may result from any delay or failure in performance due to acts of God or public authorities, war and war measures, civil unrest, fire, epidemics or labor disputes; provided, however, that the Party whose performance is impacted by any such event or circumstance provides prompt and reasonable notice to the other Party describing such event or circumstance, uses commercially reasonable efforts to mitigate the impact of such event or circumstance on such Party’s obligations hereunder and performs its or his obligations to the maximum extent and as soon as possible.

29.             Successors and Assigns. The Company may assign this Agreement or any of its obligations or rights hereunder to any of its subsidiaries. The rights and obligations of the Company under this Agreement shall inure to its benefit, its successors and affiliated companies and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to the Consultant, cannot be delegated or assigned by Consultant without the Company’s written consent and any attempt to do so shall render this Agreement null and void.

30.             Modification and Waiver. This Agreement may not be amended except by a written agreement executed by both Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless expressly so stated in writing. No waiver shall be implied from conduct or a failure to enforce rights or a delay in enforcing rights. No waiver shall be binding unless executed in writing by the Party making the waiver.

31.             Governing Law. This Agreement shall be construed as an Agreement made in the State of Indiana and shall be governed and construed in accordance with the laws of the State of Indiana without regard to any other state’s conflicts of law principles. The Parties expressly agree that it is appropriate for Indiana law to apply to: (i) the interpretation of this Consulting Agreement; (ii) any disputes arising out of this Consulting Agreement; and (iii) any disputes arising out of their business relationship.

32.             Choice of Forum. Consultant acknowledges that the Company is based in Indiana, and understands and further acknowledges the Company’s desire and need to defend any litigation against it in Indiana. Accordingly, the Parties agree that any claim of any type brought by Consultant against the Company or any of its affiliated entities, employees or agents must be maintained only in a court sitting in Marion County, Indiana, or Ripley County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division. Consultant further understands and acknowledges that in the event the Company initiates litigation against Consultant, the Company may need to prosecute such litigation in his forum state, in the State of Indiana, or in such other state where Consultant is subject to personal jurisdiction. Accordingly, the Parties agree that the Company can pursue any claim against the Representative in any forum in which Consultant is subject to personal jurisdiction. Consultant specifically consents to personal jurisdiction in the State of Indiana.

33.             Outside Representations. Consultant represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

34.             Voluntary Execution. Consultant acknowledges that he has carefully read and fully understands all of the terms and conditions of this Agreement, that he has entered into this Agreement voluntarily and that he has executed this Agreement after having had the opportunity to consult with an attorney of his choice concerning its terms and conditions.

35.             Entire Agreement. This Agreement shall constitute the entire agreement and understanding between the Company and Consultant and shall supersede and replace all prior and contemporaneous agreements and understandings, written or oral, between the Parties concerning any matter, with the exception of the Separation and Release Agreement signed by Consultant on December 31, 2010 and the post-employment restrictive covenants set forth in any employment agreement previously executed by Consultant, to the extent not inconsistent herewith. All other agreements between the Parties and/or between Consultant and the Company or any subsidiary thereof shall be deemed void except as expressed herein.

IN WITNESS WHEREOF, the Parties have signed or caused a duly-authorized agent thereof to sign, the Agreement on their behalf and thereby acknowledge their intent to be bound by the same.

HILL-ROM HOLDINGS, INC.	GREG MILLER
By: SAMPLE - DO NOT SIGN	By:
Title :	Title:
Date :	Date :

CONSULTING AGREEMENT ATTACHMENT 1

ILLUSTRATIVE COMPETITOR LIST

The following is an illustrative, non-exhaustive list of Competitors with whom Consultant may not, during his relevant non-compete period, directly or indirectly engage in any of the competitive activities proscribed by the terms of his Consulting Agreement.

• Amico Corporation	• Anodyne Medical Device, Inc.

• APEX Medical Corp.	• Apria Healthcare Inc.

• Aramark Corporation	• Ascom (Ascom US, Inc.)

• Barton Medical Corporation	• B.G. Industries, Inc.

• CareMed Supply, Inc.	• Comfortex, Inc.

• Corona Medical SAS	• Custom Medical Solutions

• Dukane Communication Systems, a division of Edwards Systems Technology, Inc.	• Encompass Group, LLC

• Fitzsimmons Home Medical Equipment, Inc.	• Freedom Medical, Inc.

• Gaymar Holding Company, LLC (Gaymar Industries, Inc.)	• GF Health Products, Inc. (Graham Field)

• Getinge Group (Arjo; Getinge; Maquet; Pegasus; Huntleigh Technology Plc (Huntleigh Healthcare, LLC))	• Handicare AS (Romedic, Inc.)

• Human Care HC AB	• Horcher GmbH

• Industrie Guido Malvestio S.P.A.	• Intego Systems, Inc. (formerly known as Wescom Products, Inc.)

• Invacare Corporation	• Joerns Healthcare, Inc.

• Joh. Stiegelmeyer & Co., GmbH (Stiegelmeyer)	• Kinetic Concepts, Inc. (KCI)

• Linak Group	• Linet (Linet France, Linet Far East)

• MedaSTAT, LLC	• Medical Specialties Distributors, LLC

• Medline Industries, Inc.	• Merivaara Corporation

• MIZUOSI	• Modular Service Company

• Molift	• Nemschoff Chairs, Inc.

• Paramount Bed Company, Ltd.	• Nurture by Steelcase, Inc.

• Pardo	• Pegasus Airwave, Inc.

• Premise Corporation	• Prism Medical Ltd (Waverly Glen)

• Radianse, Inc.	• Rauland-Borg Corporation

• Recovercare, LLC (Stenbar, T.H.E. Medical)	• Sentech Medical Systems, Inc.

• SimplexGrinnell, LP	• SIZEwise Rentals, LLC

• Span America Medical Systems, Inc.	• Statcom (Jackson Healthcare Solutions)

• Stryker Corporation	• Sunrise Medical (Ted Hoyer and Company)

• Tempur-Pedic Medical, Inc.	• Tele-Tracking Technologies, Inc.

• Universal Hospital Services, Inc.	• V. Guldmann A/S

• Voelker AG	• West-Com Nurse Call Systems, Inc.

While the above list is intended to identify the Company's primary competitors, it should not be construed as all encompassing so as to exclude other potential competitors falling within the Non-Compete definitions of "Competitor."  The Company reserves the right to amend this list at any time in its sole discretion to identify other or additional Competitors based on changes in the products and services offered, changes in its business or industry as well as changes in the duties and responsibilities of the individual employee.  An updated list will be provided to Consultant upon reasonable request, and Consultant is encouraged to consult with the Company prior to accepting any position with any potential competitor.